EXHIBIT 10.3

SUPPLEMENTAL RETIREMENT AND DEATH BENEFIT AGREEMENT

AGREEMENT, made the 25th day of May, 2001, by and between Patriot Bank (the “Bank”) and James A. Bentley, Jr., an individual director of the Bank (the “Recipient”).

WITNESSETH:

WHEREAS, the Recipient is currently serving the Bank in the capacity of director; and

WHEREAS, the Board of Directors of the Bank (the “Board”) recognizes that the Recipient has been performing services for the Bank and its holding company, Patriot Bank Corp. (the “Holding Company”), in a competent and efficient manner which has inured to the benefit of the Bank and the Holding Company; and

WHEREAS, the Bank and the Recipient first entered into a Supplemental Retirement and Death Benefit Agreement, dated December 31, 1999 (the “1999 Agreement”); and

WHEREAS, the Board desires to encourage the Recipient to continue in the service of the Bank and the Holding Company and to continue to perform his duties in a capable and efficient manner; and

WHEREAS, the Recipient is willing to continue in the service of the Bank and the Holding Company and to continue the capable and efficient performance of his duties in consideration, among other things, of the execution and delivery of this Agreement, which is intended to amend, restate and supersede the 1999 Agreement.

NOW, THEREFORE, in consideration of the premises, and intending to be legally bound, the Bank and the Recipient agree as follows:

1. Annual Retirement Benefit. Subject to the terms and conditions specified in this Agreement, the Bank hereby agrees that if the Recipient remains continuously in the service of the Bank and/or the Holding Company from December 31, 1999 for seven (7) additional years, the Bank will pay to the Recipient an Annual Retirement Benefit (“ARB”) consisting of the following series of installment payments:

Year	Annual Payment
1	$55,127
2	$56,715
3	$58,348
4	$60,028
5	$61,757
6	$63,536
7	$65,366

Year	Annual Payment
8	$67,248
9	$69,185
10	$71,177
11	$73,227
12	$75,336
13	$77,506
14	$79,738
15	$82,035

The ARB shall be payable following the Recipient’s Normal Retirement Date in annual installments as set forth above. The first annual installment will be payable on the first day of the month following the Recipient’s Normal Retirement Date, as defined in Section 3, and then continuing on each anniversary thereof until a total of fifteen (15) annual installments have been paid.

If the Recipient dies after commencement of benefits under this section, but prior to receiving all of the installment payments due hereunder, the remaining annual installment payments otherwise due shall be made to the Recipient’s Beneficiary(ies) (as such Beneficiaries are set out on Schedule “A” and otherwise described in Section 6) in accordance with the provisions of this Agreement. Upon payment to the Recipient and/or his Beneficiary(ies) of a total amount equal to the fifteen (15) annual payments, no further ARB payments shall be due under this Agreement.

2. Earning the Award.

(a) Definitions.

Change in Control shall mean an event of a nature that: (i) would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); or (ii) results in a Change in Control of the Bank or the Holding Company within the meaning of the Change in Bank Control Act and the rules and regulations promulgated by the Federal Deposit Insurance Corporation (“FDIC”) at 12 C.F.R. § 303.4(a) with respect to the Bank and the Board of Governors of the Federal Reserve System (“FRB”) at 12 C.F.R. § 225.41(b) with respect to the Holding Company, as in effect on the date hereof; or (iii) results in a transaction requiring prior FRB approval under the Bank Holding Company Act of 1956 and the regulations promulgated thereunder by the FRB at 12 C.F.R. § 225.11, as in effect on the date hereof; or (iv) without limitation, such a Change in Control shall be deemed to have occurred at such time as (A) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Bank or the Holding Company representing 20% or more of the Bank’s or the

Holding Company’s outstanding voting securities or right to acquire such securities except for any voting securities of the Bank purchased by the Holding Company and any voting securities purchased by any employee benefit plan of the Bank or the Holding Company, or (B) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Holding Company’s stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this Clause (B), considered as though he were a member of the Incumbent Board, or (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Holding Company or similar transaction occurs in which the Bank or Holding Company is not the resulting entity; provided, however, that such an event listed above will be deemed to have occurred or to have been effectuated upon the receipt of all required federal regulatory approvals not including the lapse of any statutory waiting periods, or (D) a proxy statement is distributed soliciting proxies from stockholders of the Holding Company, by someone other than the current management of the Holding Company, seeking stockholder approval of a plan or reorganization, merger or consolidation of the Holding Company or Bank of similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities than subject to such plan or transaction are exchanged for or converted into cash or property or securities not issued by the Bank or the Holding Company, or (E) a tender offer is made for 20% or more of the voting securities of the Bank or Holding Company.

Disability. “Disability” shall mean that the Recipient is unable, as a result of medically diagnosed disease, or injury, to perform the duties of the position as a director of the Bank or the Holding Company. In no event shall Recipient be treated as having a Disability if such disability results from a participation in a felony or service in the armed forces of any country.

Termination for Good Reason. “Termination for Good Reason” shall mean the voluntary termination by the Recipient at any time following notification to him of the failure to renominate him as a candidate for election to serve as a director the Bank or the Holding Company (or a successor of either), except where he has previously consented in writing to such action.

Termination for Cause. “Termination for Cause” shall mean termination as a director because of Recipient’s personal dishonesty, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses) or final cease and desist order, or any material breach of this Agreement. Notwithstanding the foregoing, Recipient shall not be deemed to have been Terminated for Cause for purposes of the Agreement unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Recipient and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Recipient was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail.

(b) Vesting of Award. A portion of the benefit payable under this Agreement shall be earned by the Recipient at the rate of 1/7th of the ARB payments stated in Section 1 at the end of each full twelve months of service on the Board of Directors of the Bank or the Holding Company after December 31, 1999. In the event the Recipient’s service is terminated, other than due to death, Disability, or attainment by him of his Normal Retirement Date, prior to the time the benefit has been completely vested, any portion which has not yet been earned as of the last day of service shall be deemed forfeited.

(c) Vesting Upon Change of Control. Notwithstanding Subsection (b), in the event of a Recipient’s termination of service as a director of the Bank or the Holding Company (or a successor to either) occurring at any time after a Change of Control as a result of either (i) a termination by the Bank or the Holding Company (or a successor to either) for any reason other than Termination for Cause or (ii) a Termination for Good Reason by the Recipient, the Recipient shall be 100% vested in the ARB set forth in Section 1. For purposes of this Subsection (c), a termination by the Bank or the Holding Company made within the period commencing six (6) months prior to an event constituting a Change of Control, but made in contemplation of such Change of Control, shall be treated as occurring on the date of such Change of Control.

(d) Vesting Upon Death. Notwithstanding Subsection (a) or (b), in the event of the Recipient’s termination of service with the Bank or the Holding Company due to the Recipient’s death prior to the Recipient’s Normal Retirement Date, the Recipient shall be deemed 100% vested in the Annual Death Benefit provided in Section 5.

3. Normal Retirement Date. The last day of the month in which the Recipient attains sixty-two (62) years of age shall, for purposes of this Agreement, be the Recipient’s “Normal Retirement Date”. However, notwithstanding the foregoing, the Recipient may continue his service with the Bank and/or the Holding Company beyond his sixty-second (62nd) birthday to any later date agreed to by the Bank or the Holding Company (as the case may be) and the Recipient. For purposes of this Agreement only, should the Recipient become permanently disabled prior to such extended “Normal Retirement Date,” then the Recipient’s “Normal Retirement Date” shall be deemed to be the last day of the month in which such death or disability occurs.

4. Termination Due to Disability. Subject to the terms and conditions of this Agreement, the Bank hereby agrees that if the Recipient completely terminates service with the Bank and Holding Company due to Disability, or if Recipient’s Service is terminated by the Bank or the

Holding Company due to Disability, the Recipient shall be deemed to be 100% vested in the full ARB. The Recipient will be entitled to the ARB, as set forth in Section 1, payable as provided therein and in Section 3.

5. Annual Death Benefit. The Bank agrees that if the Recipient dies prior to attainment of his Normal Retirement Age, it will pay an Annual Death Benefit (“ADB”) to the Recipient’s Beneficiary(ies) in lieu of the ARB. The ADB will be the same as the ARB set forth in Section 1 and shall be payable in fifteen (15) annual installments, with the first installment payable on the first day of the first month after the Recipient’s death. Such payments shall continue to be made on each anniversary thereof until all annual installments have been paid. After all such payments are made, the ADB shall terminate and no further death benefits shall be required to be made hereunder.

6. Beneficiary. The Recipient’s Beneficiary(ies) under this Agreement shall be as designated by him on Schedule “A,” attached hereto and made a part of this Agreement. The Recipient may change his designated Beneficiary(ies) by filing written notice of such change with the Bank which shall attach the written notice to this Agreement as a revised Schedule “A.” If the Recipient does not designate a Beneficiary on Schedule “A,” or if all of the designated Beneficiary(ies) should die prior to payment of all benefits due hereunder, then the Recipient’s Beneficiary hereunder shall be his surviving spouse, if any. If there is no surviving spouse or if the surviving spouse should die prior to payment of all benefits due hereunder, then the remaining benefit shall be paid in accordance with applicable state law.

7. Nature of Bank’s Obligation. The Bank’s sole obligation under this Agreement shall be an unfunded and unsecured promise to pay the benefits in accordance with and subject to the terms and conditions hereof. The Bank shall not be obligated under any circumstances to fund its obligations under this Agreement. Any assets which the Bank may acquire to help satisfy or discharge its obligation are general assets of the Bank subject to the claims of its creditors. Neither the Bank nor the benefits created by this Agreement gives, nor does the Recipient receive, any beneficial ownership interest in any asset of the Bank, and all rights of ownership in any such assets shall remain in the Bank. The rights of the Recipient and any designated Beneficiary(ies) of the Recipient, or any other person claiming through the Recipient under this Agreement, shall be solely those of an unsecured general creditor solely of the Bank, notwithstanding the existence of any intercompany agreement between the Bank and the Holding Company. This Agreement or any benefit described in it, shall not be deemed held under any trust for the benefit of the Recipient or his designated Beneficiary(ies), nor shall any such assets be considered security for the performance of the obligations of the Bank. The Recipient also agrees that his participation in the acquisition of any such assets for the Bank shall not constitute a representation to the Recipient, his designated Beneficiary(ies), or any person claiming through the Recipient, that any of them has a special or beneficial interest in such assets.

8. Independence of Benefits, Etc. The benefits payable under this Agreement shall be independent of, and in addition to, any other benefits or compensation, whether by fee, bonus or otherwise, payable under any other agreements that now exist, to the extent not revoked or superseded. This Agreement shall not be deemed to constitute a contract of employment between the parties, nor shall any provision restrict the right of the Bank or the Holding Company to terminate the Recipient’s service in accordance with applicable provisions of corporate law.

9. Non-Assignable Rights. Neither the Recipient nor his Beneficiary(ies) shall have the right to commute, sell, assign, transfer, or otherwise convey the right to receive any payments hereunder, which payments and the rights thereto are declared to be non-assignable and non-transferable.

10. Acceleration of Payments. The Bank reserves the right to accelerate the payment of any benefits payable under this Agreement without the consent of the Recipient, his estate, his designated Beneficiary(ies), or any other person claiming through the Recipient.

11. Claims Procedure.

(a) Claim. A person who believes that he is being denied a benefit to which he is entitled under the Agreement (a “Claimant”) may file a written request for such benefit with the Bank, setting forth his claim. The request must be addressed to the President of the Bank at the Bank’s then principal place of business.

(b) Claim Decision. Upon receipt of a claim, the Bank shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver a reply within such period. The Bank may, however, extend the reply period for an additional ninety (90) days for reasonable cause. If the claim is denied in whole or in part, the Bank shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth:

(i) the specific reason or reasons for such denial;

(ii) the specific reference to pertinent provisions of the Agreement on which such denial is based;

(iii) a description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary;

(iv) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

(v) the time limits for requesting a review under Subsection (c) and for review under Subsection (d).

(c) Request for Review. Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Secretary of the Bank review the determination of the Bank. Such request must be addressed to the Secretary of the Bank at the Bank’s then principal place of business. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Bank. If the Claimant does not request a review of the Bank’s determination by such Secretary within such sixty- day (60-day) period, he shall be barred and estopped from challenging the Bank determination.

(d) Review of Decision. Within sixty (60) days after the Secretary’s receipt of a request for review, he will review the Bank’s determination. After considering all materials presented by the Claimant, the Secretary will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Agreement on which the decision is based. If special circumstances require that the sixty-day (60-day) time period be extended, the Secretary will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

12. Amendment of Agreement. This Agreement may be amended in whole or in part by written agreement between the Bank and the Recipient.

13. Termination of Agreement. This Agreement and the rights of the Recipient and the obligations of the Bank hereunder may be terminated at any time by the Bank’s Board of Directors without the consent of the Recipient, and with written notice of such termination given to the Recipient. Upon such termination, neither the Recipient nor his Beneficiary(ies) shall have any rights against the Bank to any benefit or rights hereunder and the Bank’s obligations shall be null and void; provided, however, that this sentence shall not permit the Bank to terminate its obligation to pay any benefits otherwise vested or due to be paid at the time of such termination or after the payment of such benefits has commenced.

14. Section Headings. The section and paragraph headings in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

15. Governing Law. This Agreement was made and entered into in the Commonwealth of Pennsylvania, and the laws of said Commonwealth shall govern the construction of this Agreement and rights and liabilities of the parties hereto, other than as provided in Section 6.

16. Withholding Payroll Taxes. The Bank may withhold from payments hereunder or otherwise, any taxes required to be withheld from such payments under local, state or federal law. The Recipient or a Beneficiary may, if then permitted under applicable law, elect not to have withholding of federal income tax pursuant to Section 3405(a)(2) of the Code, or any other relevant Code provision.

17. Payment to Guardian. If a Plan benefit is payable to a minor or a person declared incompetent or a person incapable of handling the disposition of property, the Board may direct payment to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Board may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution. Such distribution shall completely discharge the Board and the Bank from all liability with respect to such benefit.

18. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the Recipient (or other Claimant) within fifty (50) miles from the location of the Bank, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Recipient (or other Claimant) shall be entitled to seek specific performance of his right to be paid during the pendency of any dispute or controversy arising under or in connection with this Agreement. All costs for arbitration or subsequent civil litigation, including reasonable fees for claimant’s attorneys experts and advisors shall be borne by the Bank unless the arbitrator determines that Claimant’s claim is completely without merit.

19. Rules of Interpretation. All nouns and verbs, wherever used herein in the singular, shall be construed as used in the plural as appropriate, and vice versa. Each pronoun used herein shall be construed as a pronoun of another gender as appropriate.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed, sealed and attested on its behalf by its duty authorized officers, and the Recipient has hereunto set his hand and seal as of the day and year first above written.

(CORPORATE SEAL)		PATRIOT BANK

ATTEST:	/s/ Diane M. Davidheiser	BY:	/s/ Richard A. Elko
	Secretary		President & CEO

“RECIPIENT”

/s/ James A. Bentley, Jr.
James A. Bentley, Jr.